EXHIBIT 99.1

Air Methods Provides Update on 3rd Quarter Results

Profitability Affected by Weaker Same-Base Transports and Deterioration in Payer Mix and Collection %

DENVER, Oct. 22, 2014 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the global leader in air medical transportation, provided an update on third quarter results. While community-based patient transports for the third quarter 2014 increased 7% to 15,789 from the prior-year quarter, patients transported for community bases in operation greater than one year decreased an estimated 375 transports, or 3%. Weather cancellations for these same bases increased by an estimated 59 transports compared with the prior-year quarter.

Preliminary net revenue per community-based transport for the third quarter 2014 was relatively unchanged at $11,972, as compared with $11,988 in the prior-year quarter. Net revenue per transport did not increase with price increases due to a decrease in privately insured patients as a percentage of transports, as well as a decrease in collections as a percentage of gross charges from private insurers. Transports of privately insured patients decreased from 34.2% to 32.6% of total transports during the third quarter, compared with the prior-year quarter. Collections as a percentage of gross charges from private insurers decreased from 74.6% in the prior-year quarter, to 73.5% in current-year quarter.

Primarily as a result of these factors, the Company expects to report net income of approximately $0.83 to $0.87 per share for the third quarter of 2014, compared with net income of $0.91 per share in the prior-year quarter. The Company stated that these preliminary results are subject to final quarter-end closing and review procedures and are therefore subject to change.

Aaron Todd, CEO, stated, "Quarterly fluctuations in flight volumes and net reimbursement per transport are not unusual for Air Methods; having both of these factors reflecting weakness in a third quarter is less typical. Air Methods has instituted a supplemental price increase of 3% effective October 1st to help offset these variables moving forward."

The Company will report financial results for the third quarter ended September 30, 2014 after the close of the market on Thursday, November 6, 2014. Concurrently, the Company will post a financial supplement that contains operating statistics normally provided during its earnings call on its website, www.airmethods.com. The Company has scheduled a conference call for Thursday, November 6, 2014 at 4:30 p.m. Eastern to discuss these results, which should provide investors with sufficient time to interpret the additional information.

Interested parties can access the call by dialing (855) 601-0049 (domestic) or (720) 398-0100 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 24332617, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provides helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods' fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

Forward-Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are "forward-looking statements", including statements we make with regard to the Company's preliminary third quarter 2014 operational and financial results, including those related to (i) total community-based patient transports, (ii) same base transports, (iii) weather cancellations, (iv) net revenue per patient transport, and (v) net income per share, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the Company's completion of its final quarter-end closing and review procedures, the size, structure and growth of the Company's air medical services,  United Rotorcraft Division and Tourism Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Please contact Christina Brodsly at (303) 256-4122 to be included on the Company's e-mail distribution list.

CONTACT: Trent J. Carman, Chief Financial Officer, (303) 792-7591